Record Second Quarter Earnings at Construction Materials Business
Leads MDU Resources' Results

•
Construction materials has record second quarter earnings of $33.7 million, up 67 percent driven by higher margins and 9 percent revenue growth due to higher product volumes and construction workloads.

•	Construction services backlog up 18 percent to $508 million.

•	Pipeline and midstream segment earnings increase with 139 percent rise in natural gas storage volumes.

•	Electric utility earnings up 36 percent, driven by regulatory rate relief; natural gas distribution earnings impacted by unfavorable weather.

•	Completed the exit of E&P business and sold interest in the refining business.

BISMARCK, N.D. — Aug. 2, 2016 — MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings from continuing operations of $46.1 million, or 24 cents per common share, compared to earnings from continuing operations of $25.8 million, or 13 cents per common share for the second quarter of 2015. Including discontinued operations, the exploration and production and refining businesses, the company reported a loss of $109.3 million, or 56 cents per common share for second quarter 2016, compared to a loss of $229.8 million, or $1.18 per share for second quarter 2015.

For the six months ended June 30, MDU Resources reported earnings from continuing operations of $77.9 million, or 40 cents per common share, compared to $46.3 million, or 24 cents per share for the first six months of 2015. Including discontinued operations, the company had a loss of $84.6 million, or 43 cents per share for the six months ended June 30, compared to a loss of $535.9 million, or $2.75 per share in 2015.

"This was a significant quarter strategically for our company, as we completed our exit from the exploration and production business and sold our interest in the refining business," said David L. Goodin, president and CEO of MDU Resources. "Going forward, we are a more streamlined company with a lower risk profile and less exposure to commodity prices. We are focused on growing our two primary business lines: construction materials and services and regulated energy delivery.

"Our construction materials business had an outstanding quarter, achieving record second quarter earnings while adding projects to backlog. Our construction services operations continue to build momentum and also added projects to backlog," Goodin said. "Higher utilization of natural gas storage helped increase our earnings at the pipeline business. Earnings also were up 36 percent at our electric utility, but warmer weather led to a larger seasonal loss at our natural gas utilities despite regulatory rate relief in some areas."

Business Unit Results
Construction Materials and Services
The construction materials business reported record second quarter earnings of $33.7 million, up 67 percent from a year ago, with higher earnings across all regions. Earnings growth was driven by margins that continue to trend higher and by a 9 percent increase in revenue. Construction revenues increased and sales volumes were higher on aggregates, asphalt and ready-mix. Major jobs that have been awarded to this business in 2016 include a $63.4 million Interstate 29 project in Iowa, a $30.5 million bypass in Oregon and a $25.0 million Interstate 35 project in Minnesota.

The construction services business completed the quarter with earnings of $7.0 million, on pace with second quarter 2015. Stronger inside electrical and industrial results were offset by lower margins from outside work and equipment sales and rentals. Backlog at end of second quarter was $508 million, up 18 percent. This segment has diverse construction capabilities. Current projects include a utility-scale solar farm, a government research facility, a 345-kilovolt transmission project, a corporate campus expansion, utility maintenance contracts and mission critical projects.

Combined construction materials and services backlog was $1.3 billion at June 30, up 4 percent from a year ago. These businesses are focused on adding strong-margin contracts to backlog while executing on existing projects.

Regulated Energy Delivery
Recovery trackers and successful rate recovery efforts related to the utility's historic record levels of investment boosted the electric utility earnings to $8.0 million for the second quarter, up $2.1 million from second quarter 2015. Rate relief at the natural gas utilities was more than offset by higher operating expenses and by weather that was 8 to 29 percent warmer across the service territory compared to the previous year, resulting in a larger seasonal second quarter loss of $7.8 million compared to a loss of $5.4 million last year. The utility continues to make significant infrastructure investments to serve its anticipated 1 to 2 percent customer growth, including beginning construction in June with a partner on the 345-kilovolt transmission line from Big Stone City, South Dakota, to Ellendale, North Dakota.

Earnings at the pipeline and midstream business were $6.3 million, $2.9 million higher than a year ago, with utilization of natural gas storage services and volumes transported to storage more than doubling as customers took advantage of seasonal basis differentials. This segment also benefited from the absence of a $1.9 million after-tax impairment recorded in second quarter 2015 on certain natural gas gathering assets. The pipeline business completed construction in the second quarter on growth projects and has agreements signed for additional growth projects, totaling 150,000 dekatherms per day of pipeline capacity. This business also closed the open season July 15 on its proposed $50 million Valley Expansion pipeline project that will deliver natural gas supply to eastern North Dakota and far western Minnesota. Initial interest in the project, which would be regulated by the Federal Energy Regulatory Commission (FERC), has been promising, and the company expects to make further announcements in the near future.

2016 Guidance
MDU Resources' 2016 earnings guidance from continuing operations is $1.00 to $1.15 per common share. Including discontinued operations, the company expects 2016 earnings of 15 cents to 30 cents per share.

With the recent sales of MDU Resources' exploration and production and refining businesses, results from these operations have been reported as discontinued operations. Any continuing results from MDU Resources' exploration and production and refining businesses, such as general and administrative expenses, have been included in the "other" category. To reflect this change, MDU Resources is providing guidance in two formats that meet generally accepted accounting principles: one guidance range reflects continuing operations and the other includes discontinued operations. The continuing operations range is similar to the company's previously reported "adjusted earnings" guidance in that both exclude results from the exploration and production and refining businesses. The discontinued operations guidance range includes the results from the exploration and production and refining businesses as well as associated impairments, including a $156.7 million after-tax impairment on the refining business in second quarter 2016.

Conference Call
The company will host a webcast at 10 a.m. EDT Aug. 3 to discuss second quarter 2016 results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Aug. 17. The dial-in number for audio replay is 855-859-2056, or 404-537-3406 for international callers, conference ID 38294454.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Janelle Steiner, assistant treasurer, 701-530-1031
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

GAAP Earnings

Business Line	Second Quarter 2016 Earnings	Second Quarter 2015 Earnings	YTD June 30, 2016 Earnings	YTD June 30, 2015 Earnings
	(In millions)
Construction materials and services	$40.7	$27.1	$32.2	$17.3
Regulated energy delivery	6.5	3.9	48.3	40.1
Other and eliminations	(1.1)	(5.2)	(2.6)	(11.1)
Earnings from continuing operations	46.1	25.8	77.9	46.3
Loss from discontinued operations, net of tax	(276.1)	(263.4)	(294.2)	(593.4)
Loss from discontinued operations attributable to noncontrolling interest	(120.7)	(7.8)	(131.7)	(11.2)
Loss on common stock	$(109.3)	$(229.8)	$(84.6)	$(535.9)
Earnings (loss) per share:
Earnings from continuing operations	$.24	$.13	$.40	$.24
Discontinued operations attributable to the company, net of tax	(.80)	(1.31)	(.83)	(2.99)
Earnings (loss) per share	$(.56)	$(1.18)	$(.43)	$(2.75)

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•
Earnings per share from continuing operations for 2016 are projected to be in the range of $1.00 to $1.15. Including discontinued operations, earnings per share for 2016 are expected to be in the range of 15 cents to 30 cents.

•
Reflecting the company’s divestiture of its exploration and production and refining businesses, the company's long-term compound annual growth goal on earnings per share from continuing operations is 5 to 8 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

Capital Expenditures
Business Line	2016 Estimated	2017 Estimated	2018 Estimated	2016 - 2020 Total Estimated
	(In millions)
Construction materials and services
Construction materials and contracting	$37	$99	$76	$351
Construction services	30	12	13	82
Regulated energy delivery
Electric	128	196	202	823
Natural gas distribution	144	164	135	668
Pipeline and midstream	47	73	94	407
Other	3	3	2	13
Net proceeds and other*	(20)	(5)	(6)	(44)
Total capital expenditures	$369	$542	$516	$2,300
* Excludes capital expenditures for discontinued operations and sale proceeds for the exploration and production and refining businesses.

Construction Materials and Services

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$541.4	$496.9	$751.3	$703.5
Operating expenses:
Operation and maintenance	456.6	433.7	661.2	634.9
Depreciation, depletion and amortization	14.8	16.2	29.9	32.7
Taxes, other than income	11.9	11.4	21.4	20.1
	483.3	461.3	712.5	687.7
Operating income	58.1	35.6	38.8	15.8
Earnings	$33.7	$20.1	$19.2	$5.5
Sales (000's):
Aggregates (tons)	7,659	6,940	11,285	10,506
Asphalt (tons)	2,213	1,727	2,452	1,959
Ready-mixed concrete (cubic yards)	1,050	988	1,694	1,564

Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions)
Operating revenues	$286.0	$215.0	$542.0	$462.1
Operating expenses:
Operation and maintenance	260.7	191.8	494.3	416.8
Depreciation, depletion and amortization	3.8	3.3	7.6	6.7
Taxes, other than income	9.7	7.4	20.4	17.3
	274.2	202.5	522.3	440.8
Operating income	11.8	12.5	19.7	21.3
Earnings	$7.0	$7.0	$13.0	$11.8

The combined construction materials and services businesses reported earnings of $40.7 million in the second quarter of 2016, compared to $27.1 million in 2015. The increase reflects record second quarter earnings at the materials business with higher construction revenues and margins, higher asphalt and ready-mixed concrete margins and volumes, and higher other product line margins. Earnings at the services business reflects higher inside electrical workloads and margins in all regions and higher industrial workloads and margins. Also reflected in earnings are lower outside margins, lower equipment sales and rental margins and higher selling, general and administrative expense, primarily higher payroll-related costs and bad debt expense.
The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•	Projected earnings included in 2016 guidance for construction materials are $90 million to $105 million and $25 million to $35 million for construction services.

•
The construction materials approximate work backlog at June 30, 2016, was $805 million, compared to $833 million a year ago. Private work represents 7 percent of construction backlog and public work represents 93 percent of backlog.

•
The construction services approximate work backlog at June 30, 2016, was $508 million, compared to $429 million a year ago. The construction services backlog includes transmission, distribution, substation, industrial, petrochemical, mission critical, solar energy renewables, research and development, higher education, government, transportation, health care, hospitality, gaming, commercial, institutional and service work.

•
Projected revenues included in the company's 2016 earnings guidance are in the range of $1.85 billion to $1.95 billion for construction materials and $1.0 billion to $1.1 billion for construction services.

•	The company anticipates margins in 2016 to be slightly higher at construction materials and slightly lower at construction services compared to 2015 margins.

•
In December 2015, Congress passed, and the president signed, a $305 billion five-year highway bill for funding of transportation infrastructure projects that are a key part of the construction materials market.

•
The construction materials and services businesses continue to pursue opportunities for expansion in energy projects, such as petrochemical, transmission, substations, utility services and renewables. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, construction materials will continue to strategically manage its 1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the eighth-largest specialty contractor as ranked on Engineering News-Record’s 2015 Top 600 Specialty Contractors list, construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Regulated Energy Delivery

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in millions, where applicable)
Operating revenues	$73.8	$64.3	$156.8	$136.0
Operating expenses:
Fuel and purchased power	15.9	19.3	37.9	43.1
Operation and maintenance	28.8	22.5	55.8	43.6
Depreciation, depletion and amortization	12.4	9.3	25.3	18.6
Taxes, other than income	3.3	3.0	6.6	6.1
	60.4	54.1	125.6	111.4
Operating income	13.4	10.2	31.2	24.6
Earnings	$8.0	$5.9	$19.2	$14.2
Retail sales (million kWh)	732.1	745.0	1,594.5	1,652.7
Average cost of fuel and purchased power per kWh	$.020	$.024	$.022	$.024

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$112.8	$133.0	$412.2	$463.5
Operating expenses:
Purchased natural gas sold	54.0	73.1	236.1	295.2
Operation and maintenance	38.3	37.4	77.1	75.8
Depreciation, depletion and amortization	16.6	14.7	32.9	29.3
Taxes, other than income	9.6	10.0	26.4	26.6
	118.5	135.2	372.5	426.9
Operating income (loss)	(5.7)	(2.2)	39.7	36.6
Earnings (loss)	$(7.8)	$(5.4)	$17.5	$16.1
Volumes (MMdk):
Sales	12.9	13.7	53.2	52.6
Transportation	30.5	35.1	71.8	70.2
Total throughput	43.4	48.8	125.0	122.8
Degree days (% of normal)*
Montana-Dakota/Great Plains	96%	92%	83%	87%
Cascade	56%	80%	80%	78%
Intermountain	81%	86%	92%	85%
* Degree days are a measure of the daily temperature-related demand for energy for heating.
The combined utility businesses reported earnings of $200,000 in the second quarter of 2016, compared to $500,000 for the same period in 2015. This decrease reflects higher depreciation, depletion and amortization expense due to increased plant additions, which is either currently being recovered in rates or included in rate cases for potential recovery; higher operation and maintenance expense, largely higher payroll-related costs; and lower other income, largely lower allowance for funds used during construction. Also contributing to the decrease were lower natural gas retail sales resulting from warmer weather and lower transportation volumes offset in part by natural gas retail rate increases. Partially offsetting these decreases were higher electric retail sales margins, primarily due to approved regulated recovery trackers and higher production tax credits.
The following information highlights the key growth strategies, projections and certain assumptions for the utility segments:

•	Projected earnings included in 2016 guidance for the utility are $60 million to $77 million.

•
Organic growth opportunities are expected to result in substantial growth of the rate base, which at year-end was $1.8 billion. Rate base growth is projected to be approximately 7 percent compounded annually over the next five years, including plans for an approximate $1.5 billion capital investment program.

•	The company expects its customer base to grow by 1 to 2 percent per year.

•
Investments of approximately $55 million were made in 2015 to serve growth in the electric and natural gas customer base associated with the Bakken oil development. Due to sustained lower commodity prices, investments of approximately $35 million are expected in 2016.

•
In June 2016, the company, along with a partner, began to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The company’s share of the cost is estimated at approximately $205 million, including development costs and substation upgrade costs. The project has been approved as a Midcontinent Independent System Operator (MISO) multivalue project. More than 95 percent of the necessary easements have been secured. The company expects the project to be completed in 2019.

•
The company is reviewing potential future generation options and is considering a large-scale resource. The Integrated Resource Plan filed in July 2015 includes a 200-megawatt resource addition in the 2020 time frame. The company will continue to refine forecasted projections and adjust the timing of the addition if necessary.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

•
The company is evaluating the final Clean Power Plan rule published by the Environmental Protection Agency in October 2015, which requires existing fossil fuel-fired electric generation facilities to reduce carbon dioxide emissions. It is unknown at this time what each state will require for emissions limits or reductions from each of the company's owned and jointly owned fossil fuel-fired electric generating units. In February 2016, the U.S. Supreme Court granted an application for a stay of the Clean Power Plan pending the outcome of legal challenges. The company has not included capital expenditures in its five-year forecast for the potential compliance requirements of the Clean Power Plan.

•	Regulatory actions
Completed Cases:
Since January 1, 2015, the company has implemented a total of $42.5 million in final rates. This includes electric rate proceedings in Montana, North Dakota, South Dakota and before the FERC, and natural gas proceedings in Montana, North Dakota, Oregon, South Dakota, Washington and Wyoming. Cases recently completed were:

◦
June 30, 2015, the company filed an application with the South Dakota Public Utilities Commission (SDPUC) for an electric rate increase of approximately $2.7 million, or 19.2 percent above current rates. The requested increase includes rate recovery associated with environmental upgrades to generation facilities, and the addition and/or replacement of capacity and energy requirements and transmission facilities along with associated depreciation, taxes and operation and maintenance expenses. An interim increase of $2.7 million, subject to refund, was implemented on January 1, 2016. The SDPUC approved a $1.4 million annual increase effective with service rendered on and after July 1, 2016. The final approved rate increase was less than the interim rate increase implemented January 1, 2016; therefore, the company will refund the difference with interest to customers no later than October 1, 2016.

◦
June 30, 2015, the company filed an application with the SDPUC for a natural gas rate increase of approximately $1.5 million annually, or 3.1 percent above current rates. The request includes rate recovery for increased operating expenses and increased investment in facilities, including related depreciation expense and taxes, partially offset by an increase in customers and throughput. An interim increase of $1.5 million, subject to refund, was implemented on January 1, 2016. The SDPUC approved a $1.2 million annual increase effective with service rendered on and after July 1, 2016. The final approved rate increase was less than the interim rate increase implemented January 1, 2016; therefore, the company will refund the difference with interest to customers no later than October 1, 2016.

◦
December 1, 2015, the company filed an application with the Washington Utilities and Transportation Commission (WUTC) for a natural gas rate increase of approximately $10.5 million annually, or approximately 4.2 percent above current rates. The requested increase includes rate recovery associated with increased infrastructure investment and the associated operating expenses. A settlement in principle was accepted by all parties and the commission approved the settlement of $4.0 million annually effective with service rendered on or after September 1, 2016.

Pending Cases:
The company is requesting a total of $42.8 million, which includes $33.1 million in implemented interim rates. Cases pending are:

◦
September 30, 2015, the company filed an application with the Minnesota Public Utilities Commission (MNPUC) for a natural gas rate increase of approximately $1.6 million annually, or 6.4 percent above current rates. The requested increase includes rate recovery for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes. An interim increase of $1.5 million, subject to refund, was requested. The interim increase was approved by the MNPUC on November 30, 2015, and was implemented on January 1, 2016. This matter is pending before the MNPUC. A technical hearing was held April 7, 2016. The MNPUC will deliberate the case on August 5, 2016.

◦
October 21, 2015, the company filed an application with the North Dakota Public Service Commission (NDPSC) for an update to the Generation Resource Recovery Rider and requested a Renewable Resource Cost Adjustment Rider effective January 1, 2016. The combined filing totaled $25.3 million with $20.0 million incremental to current rates. This application was resubmitted as two dockets on October 26, 2015.

▪
October 26, 2015, the company filed an application requesting a Renewable Resource Cost Adjustment Rider of $15.4 million for the recovery of the Thunder Spirit Wind Farm, placed into service in December 2015. A settlement on the renewable rider was reached with the NDPSC consumer advocacy staff whereby the company agreed to a 10.5 percent return on equity for this rider and committed to file an electric general rate case no later than September 30, 2016. The renewable rider was approved by the commission on January 5, 2016 to be effective January 7, 2016, resulting in an annual increase in revenues of $15.1 million on an interim basis pending the determination of the return on equity in the upcoming rate case.

▪
October 26, 2015, the company filed an application requesting an update to the Generation Resource Recovery Rider which currently includes recovery of the company’s investment in the 88-MW simple-cycle Heskett III natural gas-fired turbine put into service in August 2014 as well as the 19-MW Lewis & Clark Reciprocating Internal Combustion Engine generating units that were placed into service in December 2015 for a total of $9.9 million with $4.6 million incremental to current rates. On January 25, 2016, the company and the NDPSC consumer advocacy staff filed a settlement agreement which would result in an interim increase of $9.7 million, or an incremental increase of $4.4 million, subject to refund, reflecting a 10.5 percent return on equity and the company would commit to filing an electric general rate case no later than September 30, 2016. A technical hearing was held on February 4, 2016. On March 9, 2016, the NDPSC issued an order approving the settlement agreement on an interim basis pending the determination in the upcoming rate case to be filed by September 30, 2016, on the return on equity and the net investment authorized for the natural gas-fired internal combustion engines. The interim rates were effective on March 15, 2016.

◦
November 25, 2015, the company filed an application with the NDPSC for an update of its transmission cost adjustment for recovery of MISO-related charges and two transmission projects located in North Dakota, equating to $6.8 million to be collected under the transmission cost adjustment. An update to the transmission cost adjustment was submitted on January 19, 2016, to reflect the provisions of the Settlement Agreement approved by the NDPSC for the renewable rider whereby the company agreed to a 10.5 percent return on equity for this rider as well as committed to file an electric general rate case no later than September 30, 2016. An informal hearing with the NDPSC was held January 20, 2016. On February 10, 2016, the NDPSC approved the filing, with rates to be effective on February 12, 2016.

◦
April 29, 2016, the company filed an application with the Oregon Public Utility Commission (OPUC) for a natural gas rate increase of approximately $1.9 million annually, or 2.8 percent above current rates. The request includes rate recovery of investment associated with pipeline replacement and improvement projects to ensure the integrity of the company's system. This matter is pending before the OPUC.

◦
June 1, 2016, the company filed an application with the WUTC for its annual pipeline replacement cost recovery mechanism requesting $4.6 million, including $2.2 million for an alternative recovery request of incremental operation and maintenance expense associated with a maximum allowable operating pressure validation plan and $2.4 million associated with incremental pipeline replacement investment. This matter is pending before the WUTC. If approved, rates will be effective November 1, 2016.

◦
June 10, 2016, the company filed an application with the Wyoming Public Service Commission (WYPSC) for an electric rate increase of approximately $3.2 million annually, or 13.1 percent above current rates. The request includes rate recovery associated with an increased investment in facilities and increased operation and maintenance expenses, including increased fuel costs. This matter is pending before the WYPSC.

Expected Filings:

◦	The company expects to file in the third quarter of 2016 an electric rate case in North Dakota and a natural gas rate case in Idaho.

Pipeline and Midstream
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$36.3	$39.8	$69.7	$78.3
Operating expenses:
Operation and maintenance	15.1	21.4	29.0	36.7
Depreciation, depletion and amortization	6.1	7.3	12.4	14.7
Taxes, other than income	3.1	3.3	5.8	6.4
	24.3	32.0	47.2	57.8
Operating income	12.0	7.8	22.5	20.5
Earnings	$6.3	$3.4	$11.6	$9.8
Transportation volumes (MMdk)	74.1	70.9	149.4	138.9
Natural gas gathering volumes (MMdk)	5.0	8.9	9.9	18.3
Customer natural gas storage balance (MMdk):
Beginning of period	14.5	7.2	16.6	14.9
Net injection (withdrawal)	13.6	4.6	11.5	(3.1)
End of period	28.1	11.8	28.1	11.8

The pipeline and midstream segment reported earnings of $6.3 million in the second quarter of 2016, compared to $3.4 million for the same period in 2015. The earnings increase reflects lower operation and maintenance expense, primarily the absence in 2016 of an impairment of coalbed natural gas gathering assets and lower payroll and benefit-related costs; and lower depreciation, depletion and amortization expense, largely due to the sale of certain non-strategic natural gas gathering assets in the fourth quarter of 2015. Higher transportation earnings due to higher volumes transported to storage, offset in part by lower firm contract demand revenue, and higher storage balances also contributed to the earnings increase. Partially offsetting these increases were lower gathering and processing volumes at the Pronghorn facilities, along with declines due to the sale of certain non-strategic natural gas gathering assets.
The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Projected earnings included in 2016 guidance for pipeline and midstream are $17 million to $23 million.

•
The company signed agreements to complete expansion projects, including North Badlands, Northwest North Dakota, Charbonneau and Line Section 25. The North Badlands project includes a 4-mile loop of the Garden Creek pipeline segment and other ancillary facilities, and was placed in service on August 1, 2016. The Northwest North Dakota project includes modification of existing compression, a new unit and re-cylindering, and was put into service in June 2016. The Charbonneau and Line Section 25 expansions will include a new compression station as well as other compression modifications and are expected to be in service in the second quarter of 2017.

•
The company has seen strong interruptible storage service injections through the first and second quarters due to wider seasonal spreads and lower natural gas prices. Given the current pricing environment, the company expects storage injections to continue, but at a slower rate than the first and second quarters.

•
The company has an agreement with an anchor shipper to construct a pipeline to connect the Demicks Lake gas processing plant in northwestern North Dakota to deliver natural gas into a new interconnect with the Northern Border Pipeline. Project costs are estimated to be $50 million to $60 million. The project is currently delayed by the plant owner.

•
In June 2016, the company launched an open season to obtain capacity commitments on a proposed approximately 38-mile pipeline with the primary purpose of delivering natural gas supply to eastern North Dakota and far western Minnesota. An open season seeking capacity commitments closed on July 15. Initial interest in the project has been promising and the company will be working with those parties to execute binding precedent agreements over the next few weeks. The Valley Expansion Project would connect the Viking Gas Transmission Company pipeline near Felton, Minnesota, to the company's existing pipeline near Mapleton, North Dakota. As initially designed, the pipeline will be able to transport 40 million cubic feet of natural gas per day. With minor enhancements, it will be able to transport significantly more volume if required, based on capacity requested during the open season or as needed in the future as the region's needs grow. Cost of the expansion project is estimated at $50 million. Following receipt of adequate capacity commitments and necessary permits and regulatory approvals, construction on the new pipeline could begin in early 2018 with completion expected late that same year.

•
The company continues to target profitable growth by means of both organic growth projects in areas of existing operations and by looking for potential acquisitions that fit existing expertise and capabilities.

•	The company is focused on continually improving existing operations and accelerating growth to become the leading pipeline company and midstream provider in all areas in which it operates.

Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions)
Operating revenues	$2.1	$2.2	$4.1	$4.4
Operating expenses:
Operation and maintenance	2.2	4.7	3.9	9.3
Depreciation, depletion and amortization	.5	.5	1.0	1.0
Taxes, other than income	—	—	.1	.1
	2.7	5.2	5.0	10.4
Operating loss	(.6)	(3.0)	(.9)	(6.0)
Loss	$(1.1)	$(4.5)	$(2.6)	$(9.4)

The loss decreased $3.4 million, primarily the result of lower operation and maintenance expense and lower interest expense previously allocated to the exploration and production business, which have been reduced with the sale of Fidelity's marketed oil and natural gas assets. Included in Other are operation and maintenance expense and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.
Discontinued Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions)
Loss from discontinued operations before intercompany eliminations, net of tax	$(285.1)	$(263.5)	$(303.3)	$(593.6)
Intercompany eliminations	9.0	.1	9.1	.2
Loss from discontinued operations, net of tax	(276.1)	(263.4)	(294.2)	(593.4)
Loss from discontinued operations attributable to noncontrolling interest	(120.7)	(7.8)	(131.7)	(11.2)
Loss from discontinued operations attributable to the company, net of tax	$(155.4)	$(255.6)	$(162.5)	$(582.2)

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in loss from discontinued operations.
The company's discontinued operations reported a loss of $155.4 million in the second quarter of 2016, compared to a loss of $255.6 million in 2015. The company's decreased loss reflects the absence of a $252.0 million (after tax) impairment of the exploration and production company's assets in the second quarter of 2015 offset in part by an impairment of Dakota Prairie Refining of $156.7 million (after tax) in the second quarter of 2016.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream business is dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of power generation facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•	Weather conditions can adversely affect the company’s operations, and revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•
While the company has completed the sale of all of Fidelity's marketed oil and natural gas assets, Fidelity is subject to potential liabilities relating to the sold assets, primarily arising from events prior to sale.

•
While the company has completed the sale of its membership interests in Dakota Prairie Refining, the company is subject to potential liabilities relating to the business arising from events prior to sale.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,043.9	$938.0	$1,904.2	$1,798.9
Operating expenses:
Fuel and purchased power	15.9	19.3	37.9	43.1
Purchased natural gas sold	47.4	66.6	208.5	267.7
Operation and maintenance	799.8	706.0	1,317.0	1,198.5
Depreciation, depletion and amortization	54.2	51.3	109.1	103.0
Taxes, other than income	37.6	35.1	80.7	76.6
	954.9	878.3	1,753.2	1,688.9
Operating income	89.0	59.7	151.0	110.0
Other income	.9	2.1	1.9	2.4
Interest expense	22.3	23.4	45.1	46.5
Income before income taxes	67.6	38.4	107.8	65.9
Income taxes	21.3	12.4	29.6	19.3
Income from continuing operations	46.3	26.0	78.2	46.6
Loss from discontinued operations, net of tax	(276.1)	(263.4)	(294.2)	(593.4)
Net loss	(229.8)	(237.4)	(216.0)	(546.8)
Loss from discontinued operations attributable to noncontrolling interest	(120.7)	(7.8)	(131.7)	(11.2)
Dividends declared on preferred stocks	.2	.2	.3	.3
Loss on common stock	$(109.3)	$(229.8)	$(84.6)	$(535.9)

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.24	$.13	$.40	$.24
Discontinued operations attributable to the company, net of tax	(.80)	(1.31)	(.83)	(2.99)
Earnings (loss) per common share – basic	$(.56)	$(1.18)	$(.43)	$(2.75)
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.24	$.13	$.40	$.24
Discontinued operations attributable to the company, net of tax	(.80)	(1.31)	(.83)	(2.99)
Earnings (loss) per common share – diluted	$(.56)	$(1.18)	$(.43)	$(2.75)
Dividends declared per common share	$.1875	$.1825	$.3750	$.3650
Weighted average common shares outstanding – basic	195.3	194.8	195.3	194.6
Weighted average common shares outstanding – diluted	195.7	194.8	195.7	194.7

	June 30,
	2016		2015
	(Unaudited)
Other Financial Data
Book value per common share	$11.38		$13.79
Market price per common share	$24.00		$19.53
Dividend yield (indicated annual rate)	3.1%		3.7%
Price/earnings from continuing operations ratio (12 months ended)	23.5	x	22.4	x
Market value as a percent of book value	210.9%		141.6%
Net operating cash flow (year to date)*	$103		$194
Total assets*	$6,390		$7,253
Total equity*	$2,238		$2,687
Total debt*	$1,987		$2,302
Capitalization ratios:
Total equity	53.0%		53.9%		**
Total debt	47.0		46.1		**
	100.0%		100.0%
    * In millions
  ** Includes noncontrolling interest